CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CATALENT

Corporate headquarters: 14 Schoolhouse Road Somerset, NJ 08873 catalent.com

March 30, 2023

Via Email and Federal Express Overnight Delivery

Passage Bio, Inc.

One Commerce Square

2005 Market Street, 39th Floor Philadelphia, PA 19103

Attn: Chief Technical Officer

[*]

Re: Side Letter Agreement II

Dear Alex:

This letter agreement (this “Agreement”) is entered into between Catalent Maryland, Inc. (“Catalent”) and Passage Bio Inc. (“Passage Bio”) (each, a “Party”; and together the “Parties”). Reference is made to that certain Collaboration Agreement dated June 28, 2019, by and between Catalent (as successor-in-interest to Paragon Bioservices, Inc.) and Passage Bio (the “Collaboration Agreement”) and that certain Development Services and Clinical Supply Agreement dated April 13, 2020, by and between Catalent and Passage Bio (the “Development Agreement”; and together with the Collaboration Agreement, the “Existing Agreements”). All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Collaboration Agreement or Development Agreement, as appropriate.

In consideration of the promises and mutual obligations under this Agreement, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows, effective as of the date of the date of Passage Bio’s signature below (the “Effective Date”):

1.	The following terms shall be binding upon the Parties as of the Effective Date:
a.	The term of each of the Development Agreement and the Collaboration Agreement shall be extended to November 06, 2030.
b.	There is an exclusive relationship between Catalent and Passage Bio with regard to the manufacture of Bulk Drug Substance and Drug Product, in each case, only with respect to Passage Bio Active Products (as defined below).
i.	The exclusive relationship will convert to a non-exclusive

relationship for the particular Passage Bio Active Product in the event that [*].
ii.	In the event that following receipt of Passage Bio’s written demand forecast [*], the exclusive relationship, with respect to such Passage Bio Active Product, shall convert to a non-exclusive relationship. For clarity, the exclusive relationship shall remain in place for any other Passage Bio Active Products (i.e., [*]).
iii.	If Passage Bio enters into any transaction (or series of transactions) with any Third Party(ies) pursuant to which Passage Bio [*], a “Divestiture”; and any such Third Party, a “Divestee”), and [*] (a “Divestiture Event”), then the exclusive relationship, with respect to such Passage Bio Active Product(s), shall convert to a non-exclusive relationship, provided that, Passage Bio (A) [*], and (B) Passage Bio pays to Catalent [*], the applicable Divestiture Fee (as defined below). Upon the occurrence of a Divestiture Event, Passage Bio shall pay ([*]) to Catalent the applicable fee (each, a “Divestiture Fee”) set forth in the table below:

[*]

c.	The Existing Agreements and this Agreement, expressly including but not limited to Section 1.b., shall be [*]. Additionally, in connection with any Divestiture, Passage Bio shall have the right (but not the obligation) to [*].
d.	“Passage Bio Active Products” means [*].
e.	In the event that Passage Bio (i) [*], or (ii) [*], then, in each case (i) and (ii), Passage Bio shall have the right to terminate the Development Agreement for convenience with respect to such Passage Bio Active Product(s), subject to Passage Bio’s payment of the applicable Termination Fee, as set forth in Section 1.f. hereof.
f.	The “Termination Fee” set forth in Section 19.1(b)(i) of the Development Agreement is hereby amended and revised to be as follows:

[*]

g.	In the event that a Passage Bio Strategic Partner purchases Bulk Drug Substance manufacturing services from Catalent, Catalent will issue a credit to Passage Bio against any fees due for future manufacturing services (“future services prices”). Such credit will be for an amount equal to [*] of the total amount paid by such Strategic Partner for the Bulk Drug Substance batch fees, exclusive of any pass- through costs. For the avoidance of doubt, such future services prices shall be established in a Statement of Work or other written agreement negotiated and entered into for the Bulk Drug Substance manufacturing.
2.	The Parties shall negotiate in good faith amendments to each of the Development Agreement and the Collaboration Agreement as necessary and appropriate to further implement the terms set forth herein (the “Amendments”). The Parties shall commence such negotiation promptly following execution of this Agreement. The Parties shall close the negotiation by [*] (the “negotiation period”) and execute the Amendment no later than [*] (the “execution period”). If Parties determine that extension of the negotiation or execution periods are necessary, such extension shall only be enforceable as an amendment to this agreement if executed in a writing signed by both Parties.
3.	Following the Effective Date, the Parties shall also discuss and negotiate in good faith the terms and conditions for [*].

Any dispute arising out of this letter will be subject to the governing-law and dispute-resolution provisions of the Development Agreement to the same extent as if this such dispute arose thereunder.

This Agreement may be executed in counterparts, each of which will be deemed an original and in aggregate shall constitute the same instrument. No amendment of this Agreement’s terms shall be effective unless in writing and signed by the waiving party.

Each Party represents and warrants that this Agreement constitutes a legal, valid and binding agreement, enforceable against such Party in accordance with its terms and that such Party has the power and authority to take all actions to be taken by such Party hereunder.

We look forward to our continued collaboration.

Sincerely,

/s/ Manja Boerman

Manja Boerman President, BioModalities Catalent Maryland, Inc.

cc:Passage Bio, Inc., CEO ([*]); General Counsel ([*])

By the signature below of its authorized representative, Passage Bio, Inc. acknowledges and agrees to the terms of the within letter.

PASSAGE BIO, INC.

By: /s/ Will Chou

Name:Will Chou, M.D.

Title:Chief Executive Officer

Date:March 31, 2023